Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

30 July 2015

RECOMMENDED CASH OFFER

FOR

HELLERMANNTYTON GROUP PLC

BY

DELPHI AUTOMOTIVE PLC

to be effected

by way of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

Summary

•	The boards of HellermannTyton Group PLC (“HellermannTyton”) and Delphi Automotive PLC (“Delphi”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer by Delphi and/or a wholly-owned subsidiary undertaking of Delphi, for the entire issued and to be issued share capital of HellermannTyton. It is intended that the Acquisition will be effected by way of a Court-sanctioned scheme of arrangement of HellermannTyton under Part 26 of the Companies Act 2006.

•	Under the terms of the Acquisition, HellermannTyton Shareholders will be entitled to receive 480 pence in cash for each HellermannTyton Share held at the Scheme Record Time.

•	In addition, HellermannTyton Shareholders will continue to be entitled to receive an interim dividend in respect of the six-month period ended 28 June 2015 of up to 2.2 pence for each HellermannTyton Share held.

•	The consideration of 480 pence in cash for each HellermannTyton Share represents:

•	a premium of approximately:

•	44.5 per cent. to the Closing Price of 332 pence per HellermannTyton Share on 29 July 2015, being the last Dealing Day prior to this Announcement;

•	42.5 per cent. to the average Closing Price of approximately 337 pence per HellermannTyton Share for the one-month Volume Weighted Average Price (“VWAP”) at 29 July 2015, being the last Dealing Day prior to this Announcement; and

•	35.2 per cent. to the average Closing Price of approximately 355 pence per HellermannTyton Share for the three-month VWAP at 29 July 2015, being the last Dealing Day prior to this Announcement; and

•	an enterprise value of 14.7x HellermannTyton’s EBITDA for its year ended 31 December 2014.

•	Delphi does not currently hold any HellermannTyton Shares.

•	The Offer values the entire issued and to be issued share capital of HellermannTyton at approximately £1.07 billion.

•	The Board of HellermannTyton, which has been so advised by Goldman Sachs International and J.P. Morgan Cazenove as to the financial terms of the Offer, considers the terms of the Offer to be fair and reasonable. In providing advice to the Board of HellermannTyton, Goldman Sachs International and J.P. Morgan Cazenove have taken into account the commercial assessments of the Board of HellermannTyton.

•	Accordingly, the Board of HellermannTyton intends to recommend unanimously that HellermannTyton Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the General Meeting, as all HellermannTyton Directors have irrevocably undertaken to do so in respect of their own beneficial holdings of 1,419,906 HellermannTyton Shares (representing, in aggregate, approximately 0.7 per cent. of the HellermannTyton Shares in issue on 29 July 2015 (being the latest practicable date prior to this Announcement)). Further details of these irrevocable undertakings are set out in Appendix III to this Announcement.

•	In addition, Delphi has received non-binding letters of intent to vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the General Meeting (or, if Delphi exercises its right to implement the Offer by way of a takeover offer, to accept such Offer) from Artemis Investment Management LLP in respect of 5,753,163 HellermannTyton Shares, from AXA Investment Managers UK Limited in respect of 7,643,347 HellermannTyton Shares and from JPMorgan Asset Management (UK) Limited in respect of 6,680,273 HellermannTyton Shares. Therefore, as at the date of this Announcement, Delphi has received non-binding letters of intent with respect to a total of 20,076,783 HellermannTyton Shares representing, in aggregate, approximately 9.3 per cent. of the HellermannTyton Shares in issue on 29 July 2015 (being the latest practicable date prior to this Announcement).

•	The cash consideration payable to HellermannTyton Shareholders will be satisfied through a combination of new debt facilities and Delphi’s existing cash resources.

•	It is intended that the Acquisition will be effected by way of a scheme of arrangement of HellermannTyton under Part 26 of the Companies Act 2006. The Scheme will require the approval of Scheme Shareholders and the sanction of the Court. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether they attend or vote at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour). The Offer shall be put to HellermannTyton Shareholders at the Court Meeting and at the General Meeting. In order to become effective, the Scheme must be approved by a majority in number of the HellermannTyton Shareholders voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent. in value of the HellermannTyton Shares voted. In addition, special resolutions implementing the Scheme must be passed by HellermannTyton Shareholders representing at least 75 per cent. of votes cast at the General Meeting. The Offer is also subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document, including the sanction of the Scheme by the Court and the satisfaction of certain regulatory conditions (including anti-trust clearances in the EU, Russia, Brazil, China and the US).

•	The Board of Delphi believes the Acquisition will create an unrivalled global supplier of automotive electrical architecture products, providing customers with a broad portfolio of highly engineered and customised connection systems and cable management solutions. By leveraging HellermannTyton’s and Delphi’s common commitment to engineering, product development and customer service, the combined business will serve complementary customers with an enhanced product portfolio in expanded geographical regions.

•	It is currently anticipated that the Scheme Document, containing full details of the Scheme, further information about the Acquisition and notices of the Court Meeting and the General Meeting, will be posted to HellermannTyton Shareholders and, for information only, to participants in the HellermannTyton Share Schemes, as soon as is reasonably practicable, and that the Scheme will become effective before the end of 2015, subject to the satisfaction (or, if applicable, waiver) of the Conditions set out in Appendix I to this Announcement. The latest date for the Scheme to become effective and the Acquisition to be completed will be 30 June 2016, or such later date (if any) as Delphi and HellermannTyton may, with the consent of the Panel, agree and (if required) the Court may allow.

•	Delphi is a leading global technology company for automotive and commercial vehicle markets delivering solutions that help make vehicles safe, green and connected. Headquartered in Gillingham, UK, Delphi operates technical centres, manufacturing sites and customer support services in 33 countries.

•	HellermannTyton is a leading global manufacturer and supplier of high performance and innovative cable management solutions, with strong end customer relationships and distribution channels to the automotive market and other industrial end markets including high growth subsectors such as alternative energy and mass transit.

Commenting on the Acquisition, David Newlands, Chairman of HellermannTyton, said:

“On behalf of the Board of HellermannTyton, I am pleased to announce our intention to recommend the Acquisition of HellermannTyton by Delphi to our shareholders. Having carefully considered all our options, the Board believes this is a compelling offer and an excellent outcome for HellermannTyton shareholders, employees and customers.

HellermannTyton continues to be strongly positioned to execute its strategy of delivering growth and sustainable returns in the medium and long term. Delphi’s significant global capabilities in vehicle technologies will provide HellermannTyton with a strong platform to further innovate, grow and better serve its customers. The combination will ensure HellermannTyton continues to lead the way in the provision of cable management solutions.

We believe that the offer from Delphi provides HellermannTyton Shareholders with a value which is highly attractive. The HellermannTyton Directors believe the Acquisition recognises HellermannTyton’s long term prospects and growth potential.

The HellermannTyton Directors believe this offer reflects the hard work that the executive team and all HellermannTyton employees have put into building HellermannTyton as a leading global manufacturer and provider of high performance and innovative cable management solutions.”

Commenting on the Acquisition, Kevin P. Clark, President & Chief Executive Officer of Delphi, said:

“We are pleased to have reached this agreement with HellermannTyton, which will uniquely position Delphi to meet customer demand for customised cable management solutions and capitalise on additional growth opportunities in electrical architecture content. The acquisition of HellermannTyton’s world-class business strengthens the product portfolio of our E/EA segment, enhances and diversifies our mix of global customers and further enables us to provide our customers with solutions to address the trends of Safe, Green and Connected. With consumers now demanding more connectivity in their vehicles, electrical architecture is the enabler to that added vehicle content. HellermannTyton positions Delphi to provide customers with an even broader portfolio of highly engineered and customized connection systems and cable management solutions. By leveraging the combined capabilities of both companies, we will be able to capitalise on additional growth opportunities and create significant value for our customers and shareholders.”

Barclays is acting as sole financial adviser to Delphi.

Goldman Sachs International and J.P. Morgan Cazenove are acting as joint financial advisers and joint corporate brokers to HellermannTyton.

This summary should be read in conjunction with, and is subject to, the full text of this Announcement. In particular, the Offer is subject to Conditions and further terms set out in Appendix I to this Announcement and the terms and conditions to be set out in the Scheme Document and Forms of Proxy. The sources of information and bases of calculation in respect of certain financial information contained in this Announcement are set out in Appendix II to this Announcement. A summary of the irrevocable undertakings given by the HellermannTyton Directors is contained in Appendix III to this Announcement. Certain capitalised terms used in this Announcement are defined in Appendix IV to this Announcement.

There will be a Delphi quarterly earnings statement conference call for investors and analysts which will start promptly at 1.30 pm (BST) / 8.30 am (ET) today.

Interested parties may listen to the conference call by dialling the following numbers:

•	+1 888 486 0553 (US)

•	+1 706 634 4982 (international)

To participate by telephone, please dial 15 minutes prior to the start time of the call and ask to be connected to the Delphi Automotive conference call. The conference ID number is 75261541.

A live webcast of the conference call and presentation materials may be accessed through Delphi’s website at investor.delphi.com.

Enquiries:

Delphi Mark J. Murphy Jessica L. Holscott	+1 248-813-2000
Barclays (Financial Adviser to Delphi) Onur Eken Derek Shakespeare Nishant Amin	+44 (0) 20 7623 2323

HellermannTyton Steve Salmon Tim Jones	+44 (0) 129 353 7272
Goldman Sachs International (Joint Financial Adviser and Corporate Broker to HellermannTyton) Dominic Lee Phil Raper Adrian Beidas	+44 (0) 20 7774 1000
J.P. Morgan Cazenove (Joint Financial Adviser and Corporate Broker to HellermannTyton) Robert Constant Dwayne Lysaght Richard Perelman	+44 (0) 20 7777 2000
Powerscourt (media enquiries for HellermannTyton) Rob Greening Sophie Moate Samantha Trillwood	+44 (0) 20 7250 1446

IMPORTANT NOTICE

Barclays, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for Delphi and no one else in connection with the Acquisition and other matters referred to in this Announcement and the Scheme Document and will not be responsible to any person other than Delphi for providing the protections afforded to clients of Barclays nor for giving advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for HellermannTyton and no one else in connection with the Acquisition and will not be responsible to anyone other than HellermannTyton for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Acquisition or any matter referred to herein.

J.P. Morgan Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority. J.P. Morgan Securities plc is authorised in the United Kingdom by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. J.P. Morgan Limited and J.P. Morgan Securities plc conduct their UK investment banking business as J.P. Morgan Cazenove. J.P. Morgan Cazenove is acting as financial adviser and joint corporate broker exclusively for HellermannTyton and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than HellermannTyton for providing the protections afforded to clients of J.P. Morgan Cazenove, nor for providing advice in relation to any matter referred to herein.

This Announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely through the Scheme Document and the accompanying Forms of Proxy, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any approval, decision or other response to the Acquisition should be made only on the basis of the information in the Scheme Document. Scheme Shareholders are strongly advised to read the formal documentation in relation to the Acquisition once it has been dispatched. It is expected that the Scheme Document (including notices of the Shareholder Meetings), together with the relevant Forms of Proxy, will be posted to HellermannTyton Shareholders as soon as is reasonably practicable and in any event within 28 days of this Announcement, unless otherwise agreed with the Panel.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This Announcement does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this Announcement or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This Announcement has been prepared for the purposes of complying with the laws of England and Wales, and the Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any jurisdiction outside England and Wales.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and service of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of HellermannTyton or the HellermannTyton Group or Delphi or the Delphi Group except where otherwise stated.

OVERSEAS SHAREHOLDERS

This Announcement has been prepared for the purposes of complying with English law, the Listing Rules and the Code.

The Acquisition relates to shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Securities Exchange Act of 1934. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of the US proxy solicitation and tender offer rules or the laws of other jurisdictions outside the United Kingdom.

Delphi reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer. In such event, the Takeover Offer will be implemented by Delphi and/or a wholly-owned subsidiary undertaking of Delphi on substantially the same terms, subject to appropriate amendments, as those which would apply to the Acquisition. However, if Delphi were to elect to implement the Acquisition by way of a Takeover Offer, such Takeover Offer will be made in compliance with all applicable laws and regulations, including the US tender offer rules, to the extent applicable. Such a takeover would be made in the United States by Delphi and/or a wholly-owned subsidiary undertaking of Delphi and no one else. In addition to any such Takeover Offer, Delphi, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in HellermannTyton outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside the United States and would comply with applicable law, including the US Securities Exchange Act of 1934.

Unless otherwise agreed by Delphi and HellermannTyton, or required by the Code, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

The availability of the Acquisition to HellermannTyton Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Further details in relation to overseas HellermannTyton Shareholders will be contained in the Scheme Document.

The Offer shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the Financial Conduct Authority and the UKLA.

FORWARD-LOOKING STATEMENTS

This Announcement may contain certain “forward-looking statements” (including “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations and business of HellermannTyton or Delphi and certain plans and objectives of the boards of HellermannTyton and Delphi. All statements other than statements of historical or current facts included in this Announcement may constitute forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Delphi’s or HellermannTyton’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on Delphi’s or HellermannTyton’s business.

These statements are based on assumptions and assessments made by the boards of HellermannTyton and Delphi in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Announcement, they have not been reviewed by the auditors of HellermannTyton or Delphi. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to HellermannTyton or Delphi or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. HellermannTyton and Delphi assume no obligation to update or correct the information contained in this Announcement except as required by applicable law.

NO PROFIT FORECASTS OR ESTIMATES

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Delphi or HellermannTyton, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Delphi or HellermannTyton, as appropriate.

DEALING AND OPENING POSITION DISCLOSURE REQUIREMENTS OF THE CODE

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129.

MARKET PURCHASES

In accordance with normal UK market practice, Delphi or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, HellermannTyton Shares outside the United States, other than pursuant to the Scheme, prior to the Effective Date. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK.

INFORMATION RELATING TO HELLERMANNTYTON SHAREHOLDERS

Please be aware that addresses, electronic addresses and certain information provided by HellermannTyton Shareholders, persons with information rights and other relevant persons for the receipt of communications from HellermannTyton may be provided to Delphi during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c) of the Code.

PUBLICATION ON WEBSITE AND AVAILABILITY OF HARD COPIES

A copy of this Announcement will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Delphi’s and HellermannTyton’s websites at investor.delphi.com and http://hellermanntyton.staging.investis.com/investor-relations/investment-proposition.aspx, respectively, by no later than 12:00 pm on the Business Day following this Announcement. Neither the contents of Delphi’s website, of HellermannTyton’s website nor of any other website accessible from hyperlinks on either Delphi’s or HellermannTyton’s website, is incorporated into or forms part of this Announcement.

You may request a hard copy of this Announcement (and any information incorporated by reference in this Announcement) by contacting the Company Secretary of HellermannTyton on +44 (0)1293 537272 during business hours or by submitting a request in writing to the Company Secretary of HellermannTyton at Griffin House, 135 High Street, Crawley, West Sussex, RH10 1DQ or by email at hayley.whitehead@hellermanntyton.co.uk. It is important that you note that, unless you make such a request, a hard copy of this Announcement and any such information incorporated by reference in it will not be sent to you. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

ROUNDING

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

RULE 2.10 DISCLOSURE

In accordance with Rule 2.10 of the Code, HellermannTyton confirms that as at the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 215,398,109 ordinary shares of €0.01 each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the ordinary shares is GB00B943Y725.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

30 July 2015

RECOMMENDED CASH OFFER

FOR

HELLERMANNTYTON GROUP PLC

BY

DELPHI AUTOMOTIVE PLC

to be effected

by way of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1	Introduction

The boards of HellermannTyton and Delphi are pleased to announce that they have reached agreement on the terms of a recommended cash offer pursuant to which Delphi and/or a wholly-owned subsidiary undertaking of Delphi shall acquire the entire issued and to be issued ordinary share capital of HellermannTyton. It is intended that the Acquisition will be effected by way of a Court-sanctioned scheme of arrangement of HellermannTyton under Part 26 of the Companies Act 2006.

The terms of the Offer value each HellermannTyton Share at 480 pence and the entire issued and to be issued share capital of HellermannTyton at approximately £1.07 billion.

2	Summary of the terms of the Acquisition

The Scheme will be subject to the satisfaction (or, if applicable, waiver) of the Conditions set out in Appendix I to this Announcement and the full terms and conditions that will be set out in the Scheme Document.

If the Scheme becomes effective in accordance with its terms, HellermannTyton Shareholders holding HellermannTyton Shares at the Scheme Record Time will be entitled to receive:

for each HellermannTyton Share	480 pence in cash

The Offer values the entire issued and to be issued share capital of HellermannTyton at approximately £1.07 billion.

In addition, HellermannTyton Shareholders will continue to be entitled to receive an interim dividend in respect of the six-month period ended 28 June 2015 of up to 2.2 pence for each HellermannTyton Share held.

The consideration of 480 pence in cash for each HellermannTyton Share represents:

•	a premium of approximately:

•	44.5 per cent. to the Closing Price of 332 pence per HellermannTyton Share on 29 July 2015, being the last Dealing Day prior to this Announcement;

•	42.5 per cent. to the average Closing Price of approximately 337 pence per HellermannTyton Share for the one-month Volume Weighted Average Price (“VWAP”) at 29 July 2015, being the last Dealing Day prior to this Announcement; and

•	35.2 per cent. to the average Closing Price of approximately 355 pence per HellermannTyton Share for the three-month VWAP at 29 July 2015, being the last Dealing Day prior to this Announcement; and

•	an enterprise value of 14.7x HellermannTyton’s EBITDA for its year ended 31 December 2014.

Delphi does not currently hold any HellermannTyton Shares. It has not been practicable for Delphi to make enquiries of all of its concert parties in advance of the release of this Announcement. Therefore, all relevant details in respect of Delphi’s concert parties shall be included in any Opening Position Disclosure made in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code.

The HellermannTyton Shares shall be acquired under the Offer fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now and hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement other than the interim dividend in respect of the six-month period ended 28 June 2015 of up to 2.2 pence for each HellermannTyton Share held.

It is expected that the Scheme Document shall be published as soon as reasonably practicable, that the Court Meeting and the General Meeting shall be held by 15 October 2015 and that the Scheme shall become effective before the end of 2015.

The Offer is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document, including the sanction of the Scheme by the Court and the satisfaction of certain regulatory conditions (including anti-trust clearances in the EU, Russia, Brazil, China and the US).

3	Background to, and reasons for, the Acquisition

The acquisition of HellermannTyton will create enhanced scale and an enhanced portfolio of products and services for Delphi’s E/EA business.

HellermannTyton extends Delphi’s leadership in electrical architecture components and combines complementary, high growth electrical architecture platforms

HellermannTyton is a leader in cable management solutions, highly engineered components that are mission critical in nature that are complementary to Delphi’s E/EA division and benefits from the same favourable market trends that have driven Delphi’s growth over the past five years, including safety, convenience, fuel/energy efficiency and connectivity. HellermannTyton works directly with its end-user customers to design innovative products which makes their cable management solutions highly customised and deliver superior performance and weight characteristics; this makes it the provider of choice to many automotive and other industrial OEMs.

The acquisition will expand Delphi’s product portfolio within the connected vehicle solutions market and will help capitalise on the connected car megatrend. It also further strengthens Delphi’s leading position in the electrical architecture market, while providing a platform to grow in HellermannTyton’s adjacent industrial end markets, including aerospace, defence, alternative energy and mass transit.

HellermannTyton has consistently grown faster than its markets

HellermannTyton has a well-established track record of growing 3-5 percentage points faster than its end-markets. This strong end-user demand has allowed HellermannTyton to realise top line constant currency CAGR of approximately 10% per year since 2010. HellermannTyton’s automotive end market revenue has grown at a CAGR of 17% during this time period, and the electrical end-market revenue has grown at approximately 8% during the same time period.

HellermannTyton has maintained ~20% EBITDA margins through this high growth period

In addition to the innovation track record that drives sales, HellermannTyton’s 40%+ gross margins are due to the highly engineered nature of HellermannTyton’s products, as enabled by highly automated manufacturing and vertical integration, as well as its diversified end market and geographies.

HellermannTyton has driven its growth and margins through strong customer relationships

Like Delphi, HellermannTyton enjoys established, long-term customer relationships built upon its commitment to quality, innovation and customer fulfilment. The acquisition of HellermannTyton enhances Delphi’s already strong relationships with key global OEMs such as Daimler, BMW, Ford and VW. In addition, HellermannTyton’s diversified end market exposure to a range of sectors ensures limited concentration risk for its business plan.

HellermannTyton enhances Delphi’s presence in Asia, has a significant presence in Japan, and has been growing faster than market in China

HellermannTyton’s growth rate in the Asia Pacific region is 15-20%, which enhances Delphi’s already robust regional growth trends.

Very strong management team and cultural fit, with a shared focus on engineering excellence and profitable growth

HellermannTyton and Delphi have significant history together; HellermannTyton is a key supplier to Delphi’s electrical architecture platform. Delphi recognises and will build on the strong HellermannTyton brand which will operate as a product business unit within the E/EA division and expects a seamless transition for customers and other stakeholders of HellermannTyton.

Significant cost synergies expected – through sourcing rationalisation and consolidation of overlapping costs

Delphi has a strong track record of successfully integrating businesses like HellermannTyton and believes it will be able to achieve synergies of approximately US$50 million per annum by the end of 2018 through sourcing savings, supply chain savings and leveraging the combined product portfolio.

Transaction is accretive to Delphi’s EPS1

Delphi expects the transaction to be 15 cents accretive to earnings per share starting in 2016.

4	Background to, and reasons for, recommending the Acquisition

HellermannTyton was listed on the London Stock Exchange on 26 March 2013 at an initial offer price of 195 pence per share (valuing the company at approximately £420 million). Since the IPO, HellermannTyton has continued to develop and implement a strategy of: (i) pursuing high growth opportunities in attractive markets; (ii) innovating to remain the partner of choice for customers; (iii) leveraging existing capabilities to expand into new geographies; and (iv) investing in manufacturing and logistics to maintain service levels and minimise cost.

Whilst the HellermannTyton Directors are confident of the future growth prospects of HellermannTyton, they believe that Delphi’s proposal is at a level which substantially recognises the growth potential whilst providing value, in cash, to HellermannTyton Shareholders.

For HellermannTyton, there will be significant business benefits in the combination with Delphi, including benefits of scale, opportunities to cross-sell products across their respective client bases and ultimately significant opportunities to enhance growth. Moreover Delphi has committed to providing continued stability and opportunity for HellermannTyton employees within the Delphi Group and the continued development of HellermannTyton’s extensive product offering for HellermannTyton customers.

The HellermannTyton Directors’ intention to recommend unanimously that HellermannTyton Shareholders vote in favour of the Acquisition follows a thorough assessment of the terms of the Acquisition by the HellermannTyton Directors, including taking financial advice from Goldman Sachs International and J.P. Morgan Cazenove as referred to in this Announcement. In arriving at their decision to recommend the Acquisition, the HellermannTyton Directors have considered the standalone prospects of HellermannTyton.

The terms of the Acquisition represent a substantial premium, in cash, of approximately 44.5 per cent. to the Closing Price per HellermannTyton Share of 332 pence on 29 July 2015 (being the last Dealing Day prior to the date of this Announcement) and 42.5 per cent. to the average Closing Price of approximately 337 pence per HellermannTyton Share for the one month VWAP, and 35.2 per cent. to the average Closing Price of approximately 355 pence per HellermannTyton Share for the three-month VWAP in each case at 29 July 2015 (being the last Dealing Day prior to this Announcement). Finally, the Acquisition represents an enterprise value of 14.7x multiple of HellermannTyton EBITDA for its year ended 31 December 2014.

Following careful consideration of the above factors, the HellermannTyton Directors intend to recommend unanimously that HellermannTyton Shareholders vote in favour of the Acquisition, as they have each irrevocably undertaken to do in respect of their entire respective beneficial holdings of HellermannTyton Shares.

[1]	No statement in this document should be interpreted to mean that earnings per share for Delphi or HellermannTyton, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Delphi or HellermannTyton, as appropriate.

5	Recommendation

The Board of HellermannTyton, which has been so advised by Goldman Sachs International and J.P. Morgan Cazenove as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable. In providing financial advice to the Board of HellermannTyton, Goldman Sachs International and J.P. Morgan Cazenove have taken into account the commercial assessments of the Board of HellermannTyton.

Accordingly, the Board of HellermannTyton intends to recommend unanimously HellermannTyton Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the General Meeting, as all HellermannTyton Directors have irrevocably undertaken to do so in respect of their own beneficial holdings of 1,419,906 HellermannTyton Shares (representing, in aggregate, approximately 0.7 per cent. of the HellermannTyton Shares in issue on 29 July 2015 (being the latest practicable date prior to this Announcement)). Further details of these irrevocable undertakings are set out in Appendix III to this Announcement.

6	Management, employees and locations of the HellermannTyton Group

Delphi attaches great importance to the skills, experience and knowledge of the existing management and employees of the HellermannTyton Group, who have contributed to HellermannTyton’s success to date, and believes that they will benefit from enhanced career and business opportunities within the Enlarged Group.

Delphi believes that HellermannTyton has a very high quality senior management team. Delphi intends to enter discussions with the senior management team (including the executive HellermannTyton Directors) in relation to their ongoing roles within the Enlarged Group as soon as possible. The non-executive HellermannTyton Directors will resign as directors of HellermannTyton on the Scheme becoming effective.

Delphi expects to retain HellermannTyton’s manufacturing facilities and to retain the sales, marketing and product development structures which it expects to invest in and expand over time. Following the Scheme becoming effective, Delphi expects to conduct a review of overlapping areas, including HellermannTyton’s distribution network, to identify cost and revenue synergies.

Notwithstanding the foregoing, Delphi has assured the Board of HellermannTyton that, upon the Scheme becoming effective, the existing employment rights, including pension rights, of the management and employees of the HellermannTyton Group will be safeguarded. Delphi’s current plans for HellermannTyton do not involve any material change in the conditions of employment of HellermannTyton’s employees.

Further details of Delphi’s strategic plans for HellermannTyton and the impact on its management, employees and locations will be contained in the Scheme Document.

7	Irrevocable undertakings and letters of intent

Delphi has received irrevocable undertakings from each of the HellermannTyton Directors, inter alia, to vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the General Meeting in respect of a total of 1,419,906 HellermannTyton Shares, representing, in aggregate, approximately 0.7 per cent. of the HellermannTyton Shares in issue on 29 July 2015 (being the latest practicable date prior to this Announcement).

In addition, Delphi has received non-binding letters of intent to vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the General Meeting (or, if Delphi exercises its right to implement the Offer by way of a Takeover Offer, to accept such Offer) from Artemis Investment Management LLP in respect of 5,753,163 HellermannTyton Shares, from AXA Investment Managers UK Limited in respect of 7,643,347 HellermannTyton Shares and from JPMorgan Asset Management (UK) Limited in respect of 6,680,273 HellermannTyton Shares. Therefore, as at the date of this Announcement, Delphi has received non-binding letters of intent with respect to a total of 20,076,783 HellermannTyton Shares representing, in aggregate, approximately 9.3 per cent. of the HellermannTyton Shares in issue on 29 July 2015 (being the latest practicable date prior to this Announcement).

Delphi has therefore received irrevocable undertakings or letters of intent in respect of a total of 21,496,689 HellermannTyton Shares representing, in aggregate, approximately 10.0 per cent. of the HellermannTyton Shares in issue on 29 July 2015.

8	Information on HellermannTyton

HellermannTyton was incorporated and registered in England and Wales on 19 February 2013, with registered number 08409650 under the Companies Act 2006 as a public limited company. The HellermannTyton Shares are listed on the London Stock Exchange (ISIN number GB00B943Y725).

HellermannTyton is a market leading global manufacturer and supplier of high performance and innovative cable management solutions for fastening, identifying, insulating, protecting, organising, routing and connecting components in electrical, automotive and datacom markets. It operates world class production facilities in 12 primary locations across ten countries, offering more than 20,000 products in over 70,000 SKUs. HellermannTyton sells its products and solutions worldwide in its core geographies of the E.U., the United States, Japan, China and Brazil, and a focus on other emerging markets. As at 31 December 2014, HellermannTyton employed a total of 3,808 employees worldwide.

HellermannTyton had revenue of €596.9 million in the year ended 31 December 2014 and €538.0 million in the year ended 31 December 2013.

HellermannTyton sells its products and solutions to end-market customers which are categorised according to the following market segments:

(a)	Electrical – this accounted for 41.7 per cent. of revenue in the year ended 31 December 2014. This comprises global sales to OEMs, electrical wholesalers, contractors acting on behalf of diverse end-users, panel builders assembling electrical panels for use in a wide range of end-markets, resellers to end-markets such as catalogue companies and sales to the mass transit, defence, alternative energy and electronics end-markets;

(b)	Automotive – this accounted for 50.5 per cent. of revenue in the year ended 31 December 2014. This comprises global sales to leading global manufacturers of cars, trucks and other heavy vehicles as well as to their suppliers (Tier 1, Tier 2 and Tier 3 suppliers); and

(c)	Datacom and Other – this accounted for 7.8 per cent. of revenue in the year ended 31 December 2014. This comprises global sales to data communication providers requiring secure environments such as data centres and open floor work area applications, LAN and WAN providers, the FTTx market and sales to the other diverse non-cable management end-markets including forestry, agriculture and packaging.

HellermannTyton believes that the high quality, reliability and innovative nature of its products, as well as its strong commitment to customer service, have been key drivers for its growth and recognition as a market leader.

9	Information on Delphi

Delphi is a public limited company which was formed under the laws of Jersey on 19 May 2011. The shares of Delphi are listed on the New York Stock Exchange (under the symbol DLPH).

Delphi is a leading global vehicle components manufacturer and provides electrical and electronic, powertrain and active safety solutions to the global automotive and commercial vehicle markets. Delphi is headquartered in Gillingham, UK. Delphi is one of the largest vehicle component manufacturers, and its customers include all of the 25 largest automotive OEMs in the world. Delphi operates 129 manufacturing facilities and 15 major technical centres, utilising a regional service model that enables Delphi to efficiently and effectively serve its global customers from low cost countries. Delphi has a presence in 33 countries and has over 20,000 scientists, engineers and technicians focused on developing market relevant product solutions for its customers. In line with the growth in emerging markets, Delphi has been increasing its focus on these markets, particularly China, where it has a major manufacturing base.

Delphi had revenue of US$17.0 billion in the year ended 31 December 2014 and US$16.5 billion in the year ended 31 December 2013.

Its operations are organised into three segments2:

•	Electrical/Electronic Architecture – this accounted for 53 per cent. of revenue in the year ended 31 December 2014. This segment provides complete design of the vehicle’s electrical architecture, including connectors, wiring assemblies and harnesses, electrical centres and hybrid high voltage and safety distribution systems. Delphi products provide the critical electrical and electronics backbone that supports increased vehicle content and electrification, reduced emissions and higher fuel economy through weight savings;

•	Powertrain Systems – this accounted for 29 per cent. of revenue in the year ended 31 December 2014. This segment provides systems integration of full end-to-end gasoline and diesel engine management systems including fuel handling, fuel injection, combustion, electronic controls, test and validation capabilities, diesel and automotive aftermarket, and original equipment services. Delphi designs solutions to optimise powertrain power and performance while helping its customers meet new emissions and fuel economy regulations; and

•	Electronics and Safety – this accounted for 19 per cent. of revenue in the year ended 31 December 2014. This segment provides critical components, systems and advanced software for passenger safety, security, comfort and infotainment, as

[2]

The following percentages of revenue have been calculated on the basis of the results of Delphi’s continuing operations, which exclude the results of its thermal systems business disposed of in June 2015.

well as vehicle operation, including body controls, reception systems, infotainment and connectivity systems, hybrid vehicle power electronics, passive and active safety electronics, displays and mechatronics. Delphi products integrate and optimise electronic content, which improves fuel economy, reduces emissions, increases safety and provides occupant infotainment and connectivity.

Delphi has established a worldwide design and manufacturing footprint with a regional service model that enables it to efficiently and effectively serve its global customers from low cost countries. This regional model is structured primarily to service the North American market from Mexico, the South American market from Brazil, the European market from Eastern Europe and North Africa, and the Asia Pacific market from China. Delphi’s global scale and regional service model enables it to engineer globally and execute regionally to serve the largest OEMs, which are seeking suppliers that can serve them on a worldwide basis. Delphi’s footprint also enables it to adapt to the regional design variations the global OEMs require and serve the emerging market OEMs.

10	HellermannTyton Share Schemes

Participants in the HellermannTyton Share Schemes will be contacted separately regarding the effect of the Acquisition on their rights under the HellermannTyton Share Schemes and appropriate proposals will be made to such persons in due course.

LTIP

Awards granted under the LTIP in 2013 will vest immediately upon the sanction of the Scheme by the Court subject to the satisfaction of the performance conditions attaching to such awards with such performance conditions expected to be satisfied in full and with no pro rata reduction to reflect the proportion of the normal vesting period that has elapsed as at the date of sanction of the Scheme by the Court. The determination of all applicable performance conditions shall be made by the Board of HellermannTyton prior to the sanction of the Scheme.

Awards granted under the LTIP in 2014 and 2015 will vest immediately upon sanction of the Scheme by the Court subject to the satisfaction of the performance conditions attaching to such awards with such performance conditions expected to be satisfied in full and a pro rata reduction to reflect the proportion of the normal vesting period that has elapsed as at the date of sanction of the Scheme. The determination of all applicable performance conditions shall be made by the Board of HellermannTyton prior to the sanction of the Scheme.

The portion of each 2014 and 2015 LTIP award that does not vest upon sanction of the Scheme by the Court will not lapse but will be exchanged following sanction for equivalent awards over shares in Delphi (such awards to have an equivalent value to the original awards but not to be subject to any performance conditions) in order to maintain an ongoing incentive, economic benefit and exposure for HellermannTyton employees.

The new awards over Delphi shares will be subject to the rules of the LTIP (except where the rules of the LTIP conflict with this agreement) and will vest in full on the earlier of the original vesting date subject to the participants remaining in employment at that time or the participant ceasing to be employed as a good leaver (which will include (where applicable, in addition to the circumstances set out at Rule 7.2 of the LTIP) cessation of employment by reason of redundancy, constructive dismissal, retirement with agreement of his/her employer (provided that such agreement shall not be unreasonably withheld), relocation to a new place of work which is more than 30 miles from his/her current place of work (unless the new place of work is less than 30 miles from the place of main residence) and any other reason which is mutually agreed between HellermannTyton and Delphi).

Global Share Plan

Shares held in trust on behalf of HellermannTyton employees under the Global Share Plan (including the UK Employee Share Incentive Plan) will, notwithstanding that any relevant holding period that applies to such shares has not expired, be subject to the Acquisition and will consequently be acquired by Delphi from the participants.

11	Offer-related arrangements

Confidentiality Agreements

Delphi and HellermannTyton entered into a confidentiality agreement on 13 July 2015 (the “HellermannTyton Confidentiality Agreement”) pursuant to which Delphi has undertaken to keep confidential information relating to HellermannTyton and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations shall remain in force for a period of 24 months from the date of the HellermannTyton Confidentiality Agreement.

Delphi and HellermannTyton entered into a confidentiality agreement on 21 July 2015 (the “Delphi Confidentiality Agreement”) pursuant to which HellermannTyton has undertaken to keep confidential information relating to Delphi and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations shall remain in force for a period of 24 months from the date of the Delphi Confidentiality Agreement.

This HellermannTyton Confidentiality Agreement and the Delphi Confidentiality Agreement also contain undertakings from both HellermannTyton and Delphi that for a period of 24 months neither Delphi nor HellermannTyton shall use any confidential information so as to solicit or entice away any of the other’s employees, officers or customers without prior written consent or so as to employ or otherwise engage certain of the other’s employees.

Co-operation Agreement

On 30 July 2015, HellermannTyton and Delphi entered into the Co-operation Agreement pursuant to which Delphi has agreed not to effect any transaction which would be reasonably likely to impede or prejudice the fulfilment of the Regulatory Condition. HellermannTyton has agreed to provide Delphi with such information and assistance as Delphi may reasonably require for the purposes of satisfying the Regulatory Condition and obtaining other clearances, with a view to satisfying such Regulatory Condition prior to 31 December 2015. In particular, HellermannTyton and Delphi agreed to co-operate for the purposes of preparing and submitting applications required to satisfy the Regulatory Condition.

Delphi has the right to terminate the Co-operation Agreement if: (i) the HellermannTyton Directors withdraw their recommendation of the Scheme; (ii) a competing proposal is recommended by HellermannTyton Directors or implemented; or (iii) a Condition has not been (or becomes incapable of being) satisfied or waived with the permission of the Panel. The Co-operation Agreement terminates on the Effective Date and can be terminated by either Delphi or HellermannTyton if the Effective Date has not occurred prior to 30 June 2016 or the Acquisition lapses, terminates or is otherwise withdrawn with the permission of the Panel.

The Co-operation Agreement contains provisions in relation to the HellermannTyton Share Schemes as described in paragraph 10 above.

12	Financing arrangements for the Acquisition

The cash consideration payable to HellermannTyton Shareholders will be satisfied through a combination of debt and Delphi’s existing cash resources.

Delphi and certain of its affiliates have entered into a senior bridge credit agreement with Barclays Bank PLC (as administrative agent) dated 30 July 2015 (the “Bridge Facility Agreement”) under which a £550 million credit facility is available to Delphi to finance the Acquisition. Delphi may, prior to the effective date of the Scheme, raise other finance for the Acquisition to replace the credit facility made available under the Bridge Facility Agreement. Further details of the Bridge Facility Agreement and financing arrangements will be included in the Scheme Document.

Barclays, which is acting as financial adviser to Delphi on this transaction, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to HellermannTyton Shareholders under the terms of the Acquisition.

13	Disclosure of interests

It has not been practicable for Delphi to make enquiries of all of its concert parties in advance of the release of this Announcement. Therefore, all relevant details in respect of Delphi’s concert parties shall be included in any Opening Position Disclosure made in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code.

As at the close of business on 29 July 2015, being the last practicable date prior to the publication of this Announcement, save as set out in any Opening Position Disclosure made by Delphi as referred to above and save for the irrevocable undertakings referred to in paragraph 7 above and set out in Appendix III to this Announcement, none of Delphi or any of its directors or any of its partners or, so far as the Delphi Directors are aware, any person acting, or deemed to be acting, in concert with Delphi:

•	had an interest in, or right to subscribe for, relevant securities of HellermannTyton;

•	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative or any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of HellermannTyton;

•	had procured an irrevocable commitment or letter of intent to accept or vote in favour of the Acquisition in respect of relevant securities of HellermannTyton; or

•	had borrowed or lent any HellermannTyton Shares.

Furthermore, no arrangement exists with Delphi or any person acting in concert with Delphi in relation to HellermannTyton Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to HellermannTyton Shares which may be an inducement to deal or refrain from dealing in such securities.

14	Structure of the Acquisition

It is intended that the Acquisition will be effected by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. The Scheme is an arrangement between HellermannTyton and the Scheme Shareholders and is subject to the approval of the Court.

The purpose of the Scheme is to provide for Delphi to become the holder of the entire issued and to be issued ordinary share capital of HellermannTyton. This is to be achieved by:

•	the transfer of the Scheme Shares held by Scheme Shareholders in consideration for which Scheme Shareholders will receive cash consideration on the basis set out in this Announcement; and

•	amendments to HellermannTyton’s articles of association to ensure that any HellermannTyton Shares issued (other than to Delphi) between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any HellermannTyton Shares issued after the Scheme Record Time will automatically be acquired by Delphi and/or a wholly-owned subsidiary undertaking of Delphi.

The Scheme will be subject to the Conditions and further terms and conditions referred to in Appendix I to this Announcement and to be set out in the Scheme Document.

To become effective, the Scheme requires, among other things, the approval of a majority in number of the relevant Scheme Shareholders present and voting in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares that are voted (or the relevant class or classes thereof, if applicable), at the Court Meeting, which is convened by order of the Court, and the passing of the resolutions necessary to implement the Acquisition at the General Meeting.

Following the Shareholder Meetings, the Scheme must be sanctioned by the Court. The Scheme will become effective in accordance with its terms on delivery of the Scheme Court Order to the Registrar of Companies. Subject to satisfaction of the Conditions, the Scheme is expected to become effective before the end of 2015.

The Offer shall lapse if:

•	the Court Meeting and the General Meeting are not held by the 22nd day after 15 October 2015 or the expected date of such meetings as set out in the Scheme Document;

•	the Court hearing to approve the Scheme is not held by the 22nd day after 15 October 2015 or the expected date of the sanction of the Scheme to be set out in the Scheme Document; or

•	the Scheme does not become effective by 30 June 2016,

provided, however, that the deadlines for the timing of the Court Meeting, the General Meeting and the Court hearing to approve the Scheme as set out above may be waived by Delphi. Each of the deadlines above may be extended by agreement between HellermannTyton and Delphi with the Panel’s consent, if required.

Upon the Scheme becoming effective, it will be binding on all HellermannTyton Shareholders, irrespective of whether or not they attended or voted at the Shareholder Meetings and the consideration due under the Acquisition will be despatched by Delphi to Scheme Shareholders no later than 14 days after the Effective Date.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the Financial Conduct Authority.

15	Overseas Shareholders

The availability of the Offer or distribution of this Announcement to persons not resident in the United Kingdom or the United States may be prohibited or affected by the laws or regulations of their relevant jurisdiction. Such persons should inform themselves about, and observe, any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

16	Conditions to the Offer

The Offer shall be subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document.

17	De-listing

It is intended that an application will be made to the UK Listing Authority to cancel the listing of the HellermannTyton Shares on the Official List, and the London Stock Exchange will be requested to cancel trading of HellermannTyton Shares on the Main Market of the London Stock Exchange to take effect on or shortly after the Effective Date. The last day of dealings in HellermannTyton Shares on the Main Market of the London Stock Exchange is expected to be the Business Day immediately prior to the Scheme Court Hearing and no transfers will be registered after 6.00 pm on that date.

On the Effective Date, HellermannTyton will become a wholly-owned subsidiary of Delphi and share certificates in respect of HellermannTyton Shares will cease to be valid and should be destroyed. In addition, entitlements to HellermannTyton Shares held within the CREST system will be cancelled on the Effective Date.

18	Anticipated timetable

HellermannTyton currently anticipates that:

•	it will publish and despatch the Scheme Document (including notices of the Shareholder Meetings) to HellermannTyton Shareholders and, for information only, to participants in the HellermannTyton Share Schemes as soon as is reasonably practicable and in any event within 28 days of the date of this Announcement (or such later date as may be agreed by the Panel);

•	the Scheme will become effective before the end of 2015, subject to the satisfaction (or, if applicable, waiver) of the Conditions set out in Appendix I to this Announcement; and

•	the Long Stop Date for the Scheme to become effective and the Acquisition to be completed will be 30 June 2016, or such later date (if any) as Delphi and HellermannTyton may, with the consent of the Panel, agree and (if required) the Court may allow.

The timing of events which relate to the implementation of the Acquisition is, however, subject to the approval of the Court and is therefore subject to change. Further details of the Scheme, including the expected timetable of the Scheme and how the Scheme Shareholders may participate in the Court Meeting and General Meeting, will be contained in the Scheme Document.

19	Documents on display

Copies of the following documents will be made available on Delphi’s and HellermannTyton’s          websites          at          investor.delphi.com and http://hellermanntyton.staging.investis.com/investor-relations/investment-proposition.aspx respectively by no later than 12:00 pm (London time) on the Business Day following this Announcement until the end of the Offer Period:

•	this Announcement;

•	the irrevocable undertakings referred to in paragraph 7 above and described in Appendix III to this Announcement;

•	the letters of intent referred to in paragraph 7 above;

•	the confidentiality agreements referred to in paragraph 11 above;

•	the Co-operation Agreement referred to in paragraph 11 above; and

•	the financing arrangements referred to in paragraph 12 above.

20	General

The Acquisition will be made on the terms and subject to the conditions and further terms set out herein and in Appendix I to this Announcement and the further terms and conditions set out in the Scheme Document and Forms of Proxy when issued. The bases and sources of certain financial information contained in this Announcement are set out in Appendix II to this Announcement. A summary of the irrevocable undertakings given by the HellermannTyton Directors is contained in Appendix III to this Announcement. Certain capitalised terms used in this Announcement are defined in Appendix IV to this Announcement.

The Offer will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the Financial Conduct Authority.

Delphi reserves the right to elect (with the consent of the Panel) to implement the Offer by way of a takeover offer as it may determine in its absolute discretion. In such event, the acquisition shall be implemented by Delphi and/or a wholly-owned subsidiary undertaking of Delphi on substantially the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such less percentage, being more than 50 per cent., as Delphi may decide or the Panel may require) of the shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

If the Acquisition is effected by way of a Takeover Offer and such offer becomes or is declared unconditional in all respects and sufficient acceptances are received in respect of such offer, Delphi intends to: (i) make an application to the UK Listing Authority to cancel listing of the HellermannTyton Shares on the Official List and request the London Stock Exchange to cancel trading of HellermannTyton Shares on the Main Market; and (ii) exercise its rights (to the extent such rights are available) to apply the provisions of Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining HellermannTyton Shares in respect of which such offer has not been accepted.

21	Investor and analyst presentation

There will be a Delphi quarterly earnings statement conference call for investors and analysts which will start promptly at 1.30 pm (BST) / 8.30 am (ET) today.

Interested parties may listen to the conference call by dialling the following numbers:

•	+1 888 486 0553 (US)

•	+1 706 634 4982 (international)

To participate by telephone, please dial 15 minutes prior to the start time of the call and ask to be connected to the Delphi Automotive conference call. The conference ID number is 75261541.

A live webcast of the conference call and presentation materials may be accessed through Delphi’s website at investor.delphi.com.

Enquiries:

Delphi Mark J. Murphy Jessica L. Holscott	+1 248-813-2000

Barclays (Financial Adviser to Delphi) Onur Eken Derek Shakespeare Nishant Amin	+44 (0) 20 7623 2323

HellermannTyton Steve Salmon Tim Jones	+44 (0) 129 353 7272

Goldman Sachs International (Joint Financial Adviser and Corporate Broker to HellermannTyton) Dominic Lee Phil Raper Adrian Beidas	+44 (0) 20 7774 1000

J.P. Morgan Cazenove (Joint Financial Adviser and Corporate Broker to HellermannTyton) Robert Constant Dwayne Lysaght Richard Perelman	+44 (0) 20 7777 2000

Powerscourt (media enquiries for HellermannTyton) Rob Greening Sophie Moate Samantha Trillwood	+44 (0) 20 7250 1446

IMPORTANT NOTICE

Barclays, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser exclusively for Delphi and no one else in connection with the Acquisition and other matters referred to in this Announcement and the Scheme Document and will not be responsible to any person other than Delphi for providing the protections afforded to clients of Barclays nor for giving advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for HellermannTyton and no one else in connection with the Acquisition and will not be responsible to anyone other than HellermannTyton for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Acquisition or any matter referred to herein.

J.P. Morgan Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority. J.P. Morgan Securities plc is authorised in the United Kingdom by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. J.P. Morgan Limited and J.P. Morgan Securities plc conduct their UK investment banking business as J.P. Morgan Cazenove. J.P. Morgan Cazenove is acting as financial adviser and joint corporate broker exclusively for HellermannTyton and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters set out in this Announcement and will not be responsible to anyone other than HellermannTyton for providing the protections afforded to clients of J.P. Morgan Cazenove, nor for providing advice in relation to any matter referred to herein.

This Announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely through the Scheme Document and the accompanying Forms of Proxy, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any approval, decision or other response to the Acquisition should be made only on the basis of the information in the Scheme Document. Scheme Shareholders are strongly advised to read the formal documentation in relation to the Acquisition once it has been dispatched. It is expected that the Scheme Document (including notices of the Shareholder Meetings), together with the relevant Forms of Proxy, will be posted to HellermannTyton Shareholders as soon as is reasonably practicable and in any event within 28 days of this Announcement, unless otherwise agreed with the Panel.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This Announcement does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this Announcement or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This Announcement has been prepared for the purposes of complying with the laws of England and Wales, and the Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any jurisdiction outside England and Wales.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and service of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of HellermannTyton or the HellermannTyton Group or Delphi or the Delphi Group except where otherwise stated.

OVERSEAS SHAREHOLDERS

This Announcement has been prepared for the purposes of complying with English law, the Listing Rules and the Code.

The Acquisition relates to shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Securities Exchange Act of 1934. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of the US proxy solicitation and tender offer rules or the laws of other jurisdictions outside the United Kingdom.

Delphi reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer. In such event, the Takeover Offer will be implemented by Delphi and/or a wholly-owned subsidiary undertaking of Delphi on substantially the same terms, subject to appropriate amendments, as those which would apply to the Acquisition. However, if Delphi were to elect to implement the Acquisition by way of a Takeover Offer, such Takeover Offer will be made in compliance with all applicable laws and regulations, including the US tender offer rules, to the extent applicable. Such a takeover would be made in the United States by Delphi and/or a wholly-owned subsidiary undertaking of Delphi and no one else. In addition to any such Takeover Offer, Delphi, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in HellermannTyton outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made they would be made outside the United States and would comply with applicable law, including the US Securities Exchange Act of 1934.

Unless otherwise agreed by Delphi and HellermannTyton, or required by the Code, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

The availability of the Acquisition to HellermannTyton Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Further details in relation to overseas HellermannTyton Shareholders will be contained in the Scheme Document.

The Offer shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the Financial Conduct Authority and the UKLA.

FORWARD-LOOKING STATEMENTS

This Announcement may contain certain “forward-looking statements” (including “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations and business of HellermannTyton or Delphi and certain plans and objectives of the boards of HellermannTyton and Delphi. All statements other than statements of historical or current facts included in this Announcement may constitute forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Delphi’s or HellermannTyton’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on Delphi’s or HellermannTyton’s business.

These statements are based on assumptions and assessments made by the boards of HellermannTyton and Delphi in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Announcement, they have not been reviewed by the auditors of HellermannTyton or Delphi. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to HellermannTyton or Delphi or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. HellermannTyton and Delphi assume no obligation to update or correct the information contained in this Announcement except as required by applicable law.

NO PROFIT FORECASTS OR ESTIMATES

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Delphi or HellermannTyton, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Delphi or HellermannTyton, as appropriate.

DEALING AND OPENING POSITION DISCLOSURE REQUIREMENTS OF THE CODE

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

MARKET PURCHASES

In accordance with normal UK market practice, Delphi or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, HellermannTyton Shares outside the United States, other than pursuant to the Scheme, prior to the Effective Date. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK.

INFORMATION RELATING TO HELLERMANNTYTON SHAREHOLDERS

Please be aware that addresses, electronic addresses and certain information provided by HellermannTyton Shareholders, persons with information rights and other relevant persons for the receipt of communications from HellermannTyton may be provided to Delphi during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c) of the Code.

PUBLICATION ON WEBSITE AND AVAILABILITY OF HARD COPIES

A copy of this Announcement will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Delphi’s and HellermannTyton’s websites at investor.delphi.com and http://hellermanntyton.staging.investis.com/investor-relations/investment-proposition.aspx, respectively, by no later than 12:00 pm on the Business Day following this

Announcement. Neither the contents of Delphi’s website, of HellermannTyton’s website nor of any other website accessible from hyperlinks on either Delphi’s or HellermannTyton’s website, is incorporated into or forms part of this Announcement.

You may request a hard copy of this Announcement (and any information incorporated by reference in this Announcement) by contacting the Company Secretary of HellermannTyton on +44 (0)1293 537272 during business hours or by submitting a request in writing to the Company Secretary of HellermannTyton at Griffin House, 135 High Street, Crawley, West Sussex, RH10 1DQ or by email at hayley.whitehead@hellermanntyton.co.uk. It is important that you note that, unless you make such a request, a hard copy of this Announcement and any such information incorporated by reference in it will not be sent to you. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

ROUNDING

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

RULE 2.10 DISCLOSURE

In accordance with Rule 2.10 of the Code, HellermannTyton confirms that, as at the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 215,398,109 ordinary shares of €0.01 each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the ordinary shares is GB00B943Y725.

Appendix I

Conditions and Further Terms of the Acquisition

Part A: Conditions of the Scheme and the Offer

The Offer is conditional upon the Scheme becoming unconditional and effective, subject to the Code, by not later than 30 June 2016 or such later date (if any) as Delphi and HellermannTyton may agree and (if required) the Panel and the Court may allow.

1	The Scheme shall be subject to the following conditions:

1.1	(i) its approval by a majority in number of the HellermannTyton Shareholders who are on the register of members of HellermannTyton at the Voting Record Time and who are present and vote, whether in person or by proxy, at the Court Meeting and who represent 75 per cent. in value of the HellermannTyton Shares voted by those HellermannTyton Shareholders; and

(ii) such Court Meeting being held on or before the 22nd day after 15 October 2015 or the expected date of the Court Meeting as set out in the Scheme Document (or such later date as may be agreed by Delphi and HellermannTyton, subject to the Code or with the consent of the Panel, and, if required, as the Court may approve);

1.2	(i) the resolutions required to approve and implement the Scheme being duly passed by HellermannTyton Shareholders representing 75 per cent. or more of votes cast at the General Meeting; and

(ii) such General Meeting being held on or before the 22nd day after 15 October 2015 or the expected date of the General Meeting as set out in the Scheme Document (or such later date as may be agreed by Delphi and HellermannTyton, subject to the Code or with the consent of the Panel, and, if required, as the Court may approve); and

1.3	(i) the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to HellermannTyton and Delphi) and the delivery of copies of the Court Order to the Registrar of Companies; and

(ii) the Court hearing to sanction the Scheme being held on or before the 22nd day after the expected date of the Court sanction hearing to be set out in the Scheme Document (or such later date as may be agreed by Delphi and HellermannTyton, subject to the Code or with the consent of the Panel, and, if required, as the Court may approve).

2	In addition, subject as stated in Part B below and to the requirements of the Panel, the Offer shall be conditional upon the following Conditions and, accordingly, the Court Order shall not be delivered to the Registrar of Companies unless such Conditions (as amended, if appropriate) have been satisfied or, where relevant, waived:

Merger control

European Commission

(a)	insofar as the Offer falls within the scope of Council Regulation (EC) 139/2004 (the “Regulation”), whether pursuant to a referral under Article 4(5) of the Regulation (the “Article 4(5) referral”) or otherwise, the European Commission taking a decision, on terms reasonably satisfactory to Delphi, that it shall not initiate proceedings under Article 6(1)(c) of the Regulation in relation to the Offer or any matter arising from or relating to the Offer; or

National merger control in the EEA

(b)	in so far as the Offer falls within the scope of UK merger control under the Enterprise Act 2002 (including as a result of a veto by one or more competent national authorities of the Article 4(5) referral, or pursuant to a referral under Article 9 of the Regulation, or otherwise), it being established, on terms reasonably satisfactory to Delphi, that the Competition and Markets Authority (“CMA”) does not intend to make a CMA Phase 2 Reference of the Offer or of any matter arising from or relating to the Offer; and

(c)	in so far as the Offer falls within the scope of other national merger control regimes within the EEA (including as a result of a veto by one or more competent national authorities of the Article 4(5) referral, or pursuant to a referral under Article 9 of the Regulation, or otherwise), having obtained all applicable consents, clearances, permissions and waivers that are required to be obtained or are desirable, and all applicable waiting periods having expired, as the case may be, from or under the laws or regulations in each of such other jurisdictions in which a filing is made;

US merger control

(d)	in so far as the Offer triggers a mandatory filing requirement under the Hart-Scott-Rodino (“HSR”) Act 1976, as amended, all required HSR filings having been made in connection with the Offer or any aspect of the Offer and all or any applicable waiting periods (including any extensions thereof) having expired, lapsed or been terminated;

Chinese merger control

(e)	in so far as the Offer triggers a mandatory Chinese filing requirement, a filing having been made to and accepted by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and MOFCOM having cleared the consummation of the Offer or all applicable waiting periods in respect of the review of the Offer having expired;

Brazilian merger control

(f)	in so far as the Offer triggers a mandatory Brazilian filing requirement, a filing having been made and Brazil’s Council for Economic Defence having approved the consummation of the Offer;

Russian merger control

(g)	the Federal Antimonopoly Service of the Russian Federation having cleared the Offer;

Other notifications, waiting periods and authorisations

(h)

all material notifications, filings or applications which are necessary or considered appropriate or desirable by Delphi having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case, in respect of the Scheme and the Offer and all Authorisations deemed reasonably necessary or appropriate by Delphi in any jurisdiction for or in respect of the Offer and, except pursuant to Chapter 3 of Part 28 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, HellermannTyton or any other member of the Wider HellermannTyton Group by any member of the Wider Delphi Group having been obtained in terms and in a form reasonably satisfactory to Delphi from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider HellermannTyton Group or the Wider Delphi Group has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Wider HellermannTyton Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

General antitrust and regulatory

(i)	no antitrust regulator or Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to (in any case to an extent or in a manner which is material in the context of the Wider HellermannTyton Group or the Wider Delphi Group, as the case may be, in each case, taken as a whole):

(i)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Delphi Group or by any member of the Wider HellermannTyton Group of all or any material part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(ii)	except pursuant to Chapter 3 of Part 28 of the Companies Act, require any member of the Wider Delphi Group or the Wider HellermannTyton Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider HellermannTyton Group or any asset owned by any Third Party (other than in the implementation of the Offer);

(iii)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Delphi Group, directly or indirectly, to acquire, hold or exercise effectively all or any rights of ownership in respect of shares or other securities in HellermannTyton or on the ability of any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group, directly or indirectly, to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider HellermannTyton Group;

(iv)	otherwise adversely affect any or all of the business, assets or profits of any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group;

(v)	result in any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vi)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, HellermannTyton by any member of the Wider Delphi Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially prevent or prohibit, restrict, restrain or delay or otherwise to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, HellermannTyton by any member of the Wider Delphi Group;

(vii)	require, prevent or materially delay a divestiture by any member of the Wider Delphi Group of any shares or other securities (or the equivalent) in any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group; or

(viii)	impose any material limitation on the ability of any member of the Wider Delphi Group or any member of the Wider HellermannTyton Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Delphi Group and/or the Wider HellermannTyton Group,

and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any HellermannTyton Shares or otherwise intervene having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

(j)

except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider HellermannTyton Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, or any event or circumstance which, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Delphi Group of any shares or other securities (or the equivalent) in HellermannTyton or because of a change in the control or management of any member of the Wider HellermannTyton Group or otherwise, could or might reasonably be expected to result in (in any case to an extent or in a manner which is material in the context of the Wider HellermannTyton Group or the Wider Delphi Group, as the case may be, in each case, taken as a whole):

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider HellermannTyton Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider HellermannTyton Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Wider HellermannTyton Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iv)	any liability of any member of the Wider HellermannTyton Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

(v)	the rights, liabilities, obligations, interests or business of any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider HellermannTyton Group or any member of the Wider Delphi Group in or with any other person or body or firm or company (or any arrangement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any member of the Wider HellermannTyton Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	the value of, or the financial or trading position of, any member of the Wider HellermannTyton Group being prejudiced or adversely affected; or

(viii)	the creation or acceleration of any liability (actual or contingent) by any member of the Wider HellermannTyton Group other than trade creditors or other liabilities incurred in the ordinary course of business, and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider HellermannTyton Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances as are referred to in Conditions (j)(i) to (viii) above;

HellermannTyton Shareholder resolution

(k)	no resolution of HellermannTyton Shareholders in relation to any acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings (or in relation to any merger, demerger, reconstruction, amalgamation or scheme) being passed at a meeting of HellermannTyton Shareholders other than in relation to the Offer or the Scheme;

Certain events occurring since 31 December 2014

(l)	except as Disclosed, no member of the Wider HellermannTyton Group having since 31 December 2014:

(i)	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of HellermannTyton Shares out of treasury (except, where relevant, as between HellermannTyton and wholly-owned subsidiaries of HellermannTyton or between the wholly-owned subsidiaries of HellermannTyton and except for the issue or transfer out of treasury of HellermannTyton Shares on the exercise of employee share options or vesting of employee share awards in the ordinary course under the HellermannTyton Share Schemes);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of HellermannTyton to HellermannTyton or any of its wholly-owned subsidiaries, save for: (a) the final dividend of 4.05 pence per HellermannTyton Share paid on 6 May 2015; and (b) the Agreed Dividend;

(iii)	other than pursuant to the Offer (and except for transactions between HellermannTyton and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of HellermannTyton and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings in any such case to an extent which is material in the context of the Wider HellermannTyton Group taken as a whole;

(iv)	except for transactions between HellermannTyton and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of HellermannTyton and transactions in the ordinary course of business, disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so;

(v)	except for transactions between HellermannTyton and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of HellermannTyton issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness which in any such case is material in the context of the Wider HellermannTyton Group as a whole;

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude or which is or which involves or could involve an obligation of a nature or magnitude which is reasonably likely to be materially restrictive on the business of any member of the Wider HellermannTyton Group which, taken together with any other such material contract, arrangement, agreement, transaction or commitment, is material in the context of the Wider HellermannTyton Group as a whole;

(vii)	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or, except for salary increases, bonuses or variations of terms in the ordinary course, senior executive of any member of the Wider HellermannTyton Group;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider HellermannTyton Group which are material in the context of the Wider HellermannTyton Group taken as a whole;

(ix)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in Condition (l)(i) above, made any other change to any part of its share capital which in any such case is material in the context of the Wider HellermannTyton Group as a whole;

(x)	except in the ordinary course of business, waived, compromised or settled any claim which is material in the context of the Wider HellermannTyton Group as a whole;

(xi)	terminated or varied the terms of any agreement or arrangement between any member of the Wider HellermannTyton Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider HellermannTyton Group taken as a whole;

(xii)	(except as disclosed on publicly available registers) made any material alteration to its memorandum or articles of association or other incorporation documents;

(xiii)	except in relation to changes made or agreed as a result of, or arising from, legislation or changes to legislation, made or agreed or consented to any significant change to:

(a)	the terms of the trust deeds and rules constituting the pension scheme(s) established by any member of the Wider HellermannTyton Group for its directors, employees or their dependants;

(b)	the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;

(c)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(d)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to,

to an extent which is in any such case material in the context of the Wider HellermannTyton Group;

(xiv)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider HellermannTyton Group taken as a whole;

(xv)	(other than in respect of a member of the Wider HellermannTyton Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xvi)	(except for transactions between HellermannTyton and its wholly-owned subsidiaries or between the wholly-owned subsidiaries) made, authorised, proposed or announced an intention to propose any material change in its loan capital;

(xvii)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, which in any such case is material in the context of the Wider HellermannTyton Group as a whole; or

(xviii)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (l);

No adverse change, litigation, regulatory enquiry or similar

(m)	except as Disclosed, since 31 December 2014 there having been:

(i)	no adverse change and no circumstance having arisen which would or might be expected to result in any adverse change in, the business, assets, financial or trading position or profits of any member of the Wider HellermannTyton Group which is material in the context of the Wider HellermannTyton Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Wider HellermannTyton Group, in each case which might reasonably be expected to have a material adverse effect on the Wider HellermannTyton Group taken as a whole;

(iii)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider HellermannTyton Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider HellermannTyton Group, in each case, which might reasonably be expected to have a material adverse effect on the Wider HellermannTyton Group taken as a whole;

(iv)	no contingent or other liability having arisen or become apparent to Delphi or increased other than in the ordinary course of business which is reasonably likely to affect adversely the business, assets, financial or trading position or profits of any member of the Wider HellermannTyton Group to an extent which is material in the context of the Wider HellermannTyton Group taken as a whole; and

(v)	no steps having been taken and no omissions having been made which are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider HellermannTyton Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Wider HellermannTyton Group taken as a whole;

No discovery of certain matters regarding information, liabilities and environmental issues

(n)	except as Disclosed, Delphi not having discovered:

(i)	that any financial, business or other information concerning the Wider HellermannTyton Group Publicly Announced prior to the date of this Announcement or disclosed at any time to any member of the Wider Delphi Group by or on behalf of any member of the Wider HellermannTyton Group prior to the date of this Announcement is misleading, contains a misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in any such case to a material extent;

(ii)	that any member of the Wider HellermannTyton Group or any partnership, company or other entity in which any member of the Wider HellermannTyton Group has a significant economic interest and which is not a subsidiary undertaking of HellermannTyton, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise and which is material in the context of the Wider HellermannTyton Group taken as a whole;

(iii)	that any past or present member of the Wider HellermannTyton Group has not complied in any material respect with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider HellermannTyton Group;

(iv)	that there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health which (whether or not giving rise to non-compliance with any law or regulation) would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider HellermannTyton Group;

(v)	that there is or is reasonably likely to be any material obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider HellermannTyton Group (or on its behalf), or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto; or

(vi)	that circumstances exist (whether as a result of making the Offer or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any member of the Wider HellermannTyton Group would be likely to be required to institute) an environmental audit or take any steps which would in any such case be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property of any description or any asset now or previously owned, occupied or made use of by any past or present member of the Wider HellermannTyton Group (or on its behalf) or by any person for which a member of the Wider HellermannTyton Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, in each case, which is material in the context of the Wider HellermannTyton Group taken as a whole;

Anti-corruption

(o)	it not being the case that:

(i)	any member of the Wider HellermannTyton Group or any person that performs or has performed services for or on behalf of any such member is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable anti-corruption legislation;

(ii)	any member of the Wider HellermannTyton Group is ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations (2006) (each as amended); or

(iii)	any past or present member of the Wider HellermannTyton Group has engaged in any activity or business with, or made any investments in, or made any payments to any government, entity or individual covered by any of the economic sanctions administered by the United Nations or the European Union (or any of their respective member states) or the United States Office of Foreign Assets Control or any other governments or supranational body or authority in any jurisdiction; or

No criminal property

(p)	it not being the case that any asset of any member of the Wider HellermannTyton Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

Part B: Certain further terms of the Offer

1	Subject to the requirements of the Panel, Delphi reserves the right to waive:

(i)	any of the Conditions set out in the above Condition 1 of Part A for the timing of the Court Meeting, the General Meeting and the Court hearing to sanction the Scheme and the effectiveness of the Scheme. If any such deadline is not met, Delphi shall make an announcement by 8.00 am on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with HellermannTyton to extend the deadline in relation to the relevant Condition; and

(ii)	in whole or in part, all or any of the above Conditions 2(a) to (p) of Part A (inclusive).

2	If Delphi is required by the Panel to make an offer for HellermannTyton Shares under the provisions of Rule 9 of the Code, Delphi may make such alterations to any of the above Conditions and terms of the Offer as are necessary to comply with the provisions of that Rule.

3	The Offer shall lapse if:

(i)	in so far as the Offer or any matter arising from or relating to the Scheme or Offer constitutes a concentration with a Community dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a CMA Phase 2 Reference; or

(ii)	in so far as the Offer or any matter arising from the Scheme or Offer does not constitute a concentration with a Community dimension within the scope of the Regulation, the Scheme or Offer or any matter arising from or relating to the Offer becomes subject to a CMA Phase 2 Reference, in each case, before the date of the Court Meeting. In such event, none of HellermannTyton, Delphi or any HellermannTyton Shareholder will be bound by any term of the Scheme.

4	Delphi shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of Conditions 2(a) to (p) of Part A (inclusive) by a date earlier than the latest date for the fulfilment of that Condition, notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

5	In the event that the Offer is implemented by way of a takeover offer, the HellermannTyton Shares acquired under the Offer shall be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature, and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement, save for the Agreed Dividend.

6	If, after the date of this Announcement and save for the Agreed Dividend, any other dividend or other distribution is declared, paid or made payable by HellermannTyton, Delphi reserves the right (without prejudice to any right of Delphi, with the consent of the Panel, to invoke Condition 2(l)(ii) of Part A above) to reduce the consideration payable under the Offer in respect of a HellermannTyton Share (the “Offer Price”) by the aggregate amount of such dividend or distribution.

If any such dividend or distribution occurs save for the Agreed Dividend, any reference in this Announcement to the Offer Price shall be deemed to be a reference to the Offer Price as so reduced. If such reduction occurs, notwithstanding the terms on which the

HellermannTyton Shares are expressed to be acquired by Delphi pursuant to the Offer in this Appendix I, the HellermannTyton Shares shall be acquired by or on behalf of Delphi pursuant to the Offer fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature, and together with all rights now and hereafter attaching to such shares including the right to receive in full all dividends and other distributions (if any) declared, paid or made on or after the date of this Announcement other than the Agreed Dividend.

To the extent that such a dividend or distribution has been declared, paid, made, is payable or is or shall be: (i) transferred pursuant to the Offer on a basis which entitles Delphi to receive the dividend or distribution and to retain it; or (ii) cancelled, the Offer Price shall not be subject to change in accordance with this paragraph 6.

Any exercise by Delphi of its rights referred to in this paragraph 6 shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Offer.

7	Delphi reserves the right to elect (with the consent of the Panel) to implement the Offer by way of a takeover offer as it may determine in its absolute discretion. In such event, the acquisition shall be implemented by Delphi and/or a wholly-owned subsidiary undertaking of Delphi on substantially the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as Delphi may decide or the Panel may require) of the shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

8	The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

9	The Offer is not being made, directly or indirectly, in, into or from, or by use of the mail of, or by any means of instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

10	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

11	The Offer is governed by the law of England and Wales and is subject to the jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix I and to be set out in the Scheme Document. The Offer shall be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the Financial Conduct Authority and the UKLA.

Appendix II

Sources of Information and Bases of Calculation

Unless otherwise stated, the following constitute the bases and sources of information referred to in this Announcement:

(i)	The value placed by the Offer on the existing issued share capital of HellermannTyton is based on 215,398,109 HellermannTyton Shares in issue on 29 July 2015 (being the last Dealing Day prior to the date of this Announcement) and 8,388,764 options over HellermannTyton Shares.

(ii)	The Closing Prices of HellermannTyton Shares are taken from the London Stock Exchange Daily Official List.

(iii)	Volume Weighted Average Prices for HellermannTyton Shares are derived from Factset.

(iv)	Synergy numbers are unaudited and are based on analysis by Delphi’s management.

(v)	Unless otherwise stated, the financial information relating to HellermannTyton is extracted from the audited consolidated financial statements of HellermannTyton for the financial year to 31 December 2014, prepared in accordance with IFRS.

(vi)	The financial information relating to Delphi is extracted from the audited consolidated financial statements of Delphi for the years ended 31 December 2013 and 31 December 2014, prepared in accordance with US GAAP.

(vii)	The enterprise value / EBITDA multiple has been calculated using the following methodology:

•	enterprise value:

•	equity value based on the consideration of 480 pence for each HellermannTyton Share and fully diluted HellermannTyton share capital of 223,786,873; plus

•	£123.9 million net debt as at 29 March 2015; plus

•	£1.1 million of net pension liabilities as at 31 December 2014; and

•	EBITDA of £81.6 million as at 31 December 2014.

For the above calculation, the financial information relating to HellermannTyton has been converted from € to £ using the spot exchange rate as at 29 July 2015 (1: 0.705617).

Appendix III

Irrevocable Undertakings

The following irrevocable undertakings include undertakings to vote in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting; and, if Delphi exercises its right to implement the Offer by way of a takeover offer, to accept such Offer.

Directors

The HellermannTyton Directors have given irrevocable undertakings in relation to the Acquisition as follows:

Name of HellermannTyton Director giving undertaking	Number of HellermannTyton Shares in respect of which undertaking is given	Percentage of existing issued share capital
David Newlands	50,000	0.023%
Tim Hancock	25,000	0.012%
John Biles	25,439	0.012%
David Lindsell	20,000	0.009%
Steve Salmon	1,001,369	0.465%
Tim Jones	298,098	0.138%
Total	1,419,906	0.659%

These irrevocable undertakings will only cease to be binding if:

•	the Scheme Document is not sent to HellermannTyton Shareholders within 28 days (or such longer period as Delphi and HellermannTyton may agree) after the date of this Announcement;

•	the Scheme lapses or is withdrawn in accordance with its terms and Delphi does not elect to implement the Acquisition by way of an Offer; or

•	the Scheme has not become effective by 30 June 2016.

Appendix IV

Definitions

In this Announcement, the following words and expressions have the following meanings, unless the context requires otherwise:

“Acquisition”	the proposed acquisition of the entire issued and to be issued share capital of HellermannTyton (other than the Excluded Shares) by Delphi to be effected by means of the Scheme (or, if Delphi so elects and subject to the Panel’s consent, a Takeover Offer);

“Agreed Dividend”	an interim dividend in respect of the six-month period ended 30 June 2015 of up to 2.2 pence for each HellermannTyton Share;

“Announcement”	this Announcement of the Acquisition made in accordance with Rule 2.7 of the Code dated 30 July 2015;

“Authorisations”	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals;

“Barclays”	Barclays Bank PLC, acting through its investment bank, financial adviser to Delphi;

“Board”	the board of directors of the relevant company;

“Bridge Facility Agreement”	the bridge facility entered into by Delphi and certain of its affiliates with Barclays Bank PLC (as administrative agent) dated 30 July 2015;

“Business Day”	a day, other than a Saturday, Sunday, public holiday or bank holiday, on which banks are generally open for normal business in the City of London;

“CAGR”	compound annual growth rate;

“Closing Price”	in respect of a HellermannTyton Share on any particular day, the closing middle market quotation thereof as derived from the Daily Official List on that day;

“CMA Phase 2 Reference”	a reference pursuant to sections 22 or 33, 45 or 62 of the Enterprise Act 2002 of the Offer to the chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

“Code”	the City Code on Takeovers and Mergers;

“Community”	the European Community;

“Companies Act 2006”	the Companies Act 2006, as it may from time to time be amended, modified or re-enacted;

“Conditions”	the conditions to the implementation of the Scheme and the Acquisition, which are set out in Appendix I to this Announcement and to be set out in the Scheme Document;

“Co-operation Agreement”	the co-operation agreement entered into by HellermannTyton and Delphi on 30 July 2015;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”	the meeting (or any adjournment thereof) of the holders of Scheme Shares to be convened by order of the Court pursuant to section 896 of the Companies Act 2006 to consider and, if thought fit, approve the Scheme (with or without modification);

“Court Order”	the order of the Court sanctioning the Scheme;

“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

“Daily Official List”	the Daily Official List of the London Stock Exchange;

“Dealing Day”	a day on which dealings in domestic securities may take place on, and with the authority of the London Stock Exchange;

“Dealing Disclosure”	has the same meaning as in Rule 8 of the Code;

“Delphi”	Delphi Automotive PLC (and/or, if Delphi elects, a wholly-owned subsidiary undertaking of Delphi Automotive PLC);

“Delphi Confidentiality Agreement”	the confidentiality agreement entered into by Delphi and HellermannTyton on 21 July 2015;

“Delphi Directors”	the directors of Delphi from time to time;

“Delphi Group”	Delphi and its subsidiaries and subsidiary undertakings;

“Disclosed”	the information disclosed by, or on behalf of HellermannTyton: (i) in the annual report and accounts of the HellermannTyton Group for the financial year ended 31 December 2014; (ii) in this Announcement; (iii) in any other announcement to a Regulatory Information Service prior to the publication of this Announcement; or (iv) as otherwise fairly disclosed to Delphi (or its respective officers, employees, agents or advisers), including disclosure in electronic form in the data room available at https://datasite.merrillcorp.com – Project Hercules 2015, prior to the date of this Announcement;

“Disclosure Table”	the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk;

“EBITDA”	earnings before interest, taxes, depreciation and amortisation;

“E/EA”	electrical/electronic architecture;

“EEA”	the European Economic Area;

“Effective Date”	(i) if the Acquisition is implemented by way of the Scheme, the date on which the Scheme becomes effective in accordance with its terms; or

(ii)    if the Acquisition is implemented by way of a Takeover Offer, the date on which such Takeover Offer is declared or becomes unconditional in all respects in accordance with its terms and the requirements of the Code;

“Enlarged Group”	the HellermannTyton Group and Delphi Group following completion of the Acquisition;

“EPS”	earnings per share;

“Excluded Shares”	any HellermannTyton Shares legally or beneficially held by the Delphi Group;

“Forms of Proxy”	the forms of proxy for use at the Court Meeting and the General Meeting which will accompany the Scheme Document;

“FSMA”	the Financial Services and Markets Act 2000, as amended;

“FTTx”	Fiber to the x;

“General Meeting”	the general meeting (or any adjournment thereof) of HellermannTyton to be convened in connection with the Scheme;

“Global Share Plan”	the HellermannTyton Group PLC Global Share Plan;

“Goldman Sachs International”	Goldman Sachs International, joint financial adviser to HellermannTyton;

“HellermannTyton”	HellermannTyton Group PLC;

“HellermannTyton Confidentiality Agreement”	the confidentiality agreement entered into by Delphi and HellermannTyton on 13 July 2015;

“HellermannTyton Directors”	the directors of HellermannTyton from time to time;

“HellermannTyton Group”	HellermannTyton and its subsidiaries and subsidiary undertakings;

“HellermannTyton Shareholders”	the holders of HellermannTyton Shares, and “HellermannTyton Shareholder” shall be construed accordingly;

“HellermannTyton Shares”	ordinary shares of €0.01 each in the capital of HellermannTyton, including the Scheme Shares, and “HellermannTyton Share” shall be construed accordingly;

“HellermannTyton Share Schemes”	(i) the LTIP;
(ii) the HellermannTyton Group Global Share Plan; and
(iii) the HellermannTyton Group UK Employee Share Incentive Plan;

“IFRS”	International Financial Reporting Standards;

“J.P. Morgan Cazenove”	each of J.P. Morgan Limited, in its capacity as financial adviser to HellermannTyton, and J.P. Morgan Securities plc, in its capacity as joint corporate broker to HellermannTyton, as applicable, who each conduct their UK investment banking business as J.P. Morgan Cazenove;

“LAN”	local area network;

“Listing Rules”	the rules and regulations made by the UKLA under FSMA and contained in the UKLA’s publication of the same name, as amended from time to time;

“London Stock Exchange”	London Stock Exchange plc;

“Long Stop Date”	the last date on which the Scheme is capable of becoming effective in accordance with its terms, being 30 June 2016 or such later date (if any) as Delphi and HellermannTyton may, with the consent of the Panel, agree and (if required) the Court may allow;

“LTIP”	the HellermannTyton Group PLC Long Term Incentive Plan;

“Main Market”	the Main Market of the London Stock Exchange;

“MOFCOM”	the Ministry of Commerce of the People’s Republic of China;

“OEMs”	original equipment manufacturers;

“Offer”	the recommended cash offer being made by Delphi (and/or a wholly-owned subsidiary undertaking of Delphi) to acquire the entire issued and to be issued ordinary share capital of HellermannTyton (other than any Excluded Shares) to be effected by means of the Scheme (or, if Delphi and/or a wholly-owned subsidiary undertaking of Delphi so elect(s) and subject to the Panel’s consent, by means of a Takeover Offer) on the terms and subject to the Conditions set out in this Announcement and, where the context admits, any subsequent revision, variation, extension or renewal thereof;

“Offer Period”	the offer period (as defined by the Code) relating to HellermannTyton, which commenced on the date of this Announcement;

“Offer Price”	480 pence per Scheme Share;

“Official List”	the Official List of the UK Listing Authority;

“Opening Position Disclosure”	has the same meaning as in Rule 8 of the Code;

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside of the United Kingdom;

“Panel”	the Panel on Takeovers and Mergers;

“Publicly Announced”	announced publicly and delivered by or on behalf of HellermannTyton through a Regulatory Information Service prior to the date of this Announcement;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended from time to time;

“Regulatory Condition”	the Conditions set out in sub-sections 2(a) to 2(h) (inclusive) of Part A of Appendix I to this Announcement;

“Regulatory Information Service”	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange’s website;

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction (in accordance with Rule 23.2 of the Code);

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act 2006 to effect the Acquisition between HellermannTyton and the Scheme Shareholders (the full terms of which will be set out in the Scheme Document), with or subject to any modification, addition or condition which Delphi and HellermannTyton may agree, and, if required, the Court may approve or impose;

“Scheme Court Hearing”	the hearing by the Court to sanction the Scheme and, if such hearing is adjourned, references to the commencement of any such hearing shall mean the commencement of the final adjournment thereof;

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act 2006;

“Scheme Document”	the document to be addressed to HellermannTyton Shareholders containing, among other things, the terms and conditions of the Scheme, certain information about HellermannTyton and Delphi, the notices convening the Shareholder Meetings, an explanatory statement in compliance with section 897 of the Companies Act 2006 and such other particulars as required by Part 26 of the Companies Act 2006;

“Scheme Record Time”	the time and date specified in the Scheme Document as the record time for the Scheme;

“Scheme Shareholders”	holders of Scheme Shares, and “Scheme Shareholder” shall be construed accordingly;

“Scheme Shares”	the HellermannTyton Shares:

(i) in issue at the date of the Scheme Document;

(ii) (if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and

(iii)  (if any) issued at or after the Voting Record Time and at or before the Scheme Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme and/or in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, other than any Excluded Shares;

“Shareholder Meetings”	the Court Meeting and the General Meeting, and “Shareholder Meeting” shall be construed accordingly;

“Special Resolution”	the special resolution to be proposed at the General Meeting in connection with, inter alia, the approval of the Scheme;

“Substantial Interest”	in relation to an undertaking, a direct or indirect interest of 10 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act 2006) of such undertaking;

“Takeover Offer”	as that phrase is defined in section 974 of the Companies Act 2006;

“Third Party”	each of a central bank, government or governmental, quasi-governmental, supranational, statutory regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, or any other body or person whatsoever in any jurisdiction;

“UK Listing Authority” or “UKLA”	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part IV of FSMA;

“UK Employee Share Incentive Plan”	the HellermannTyton Group PLC UK Employee Share Incentive Plan;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

“US GAAP”	Generally Accepted Accounting Principles in the US;

“US$”	US dollars, the lawful currency of the US;

“Voting Record Time”	the date and time specified in the Scheme Document by reference to which entitlements to vote at the Court Meeting will be determined, expected to be 6.00 pm on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 pm on the second day before the date of such adjourned meeting;

“VWAP”	volume weighted average price;

“WAN”	wide area network;

“Wider Delphi Group”	Delphi, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest;

“Wider HellermannTyton Group”	HellermannTyton, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest;

“€” or “cents”	euros or cents, the lawful currency of the member states of the European Union that have adopted and retained a common single currency through monetary union in accordance with European Union treaty law, as amended from time to time; and

“£” or “pence”	pounds sterling or pence, the lawful currency of the UK.

In this Announcement, the expressions “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 2006.

In this Announcement, references to the singular include the plural and vice versa, unless the context otherwise requires.

References to times are to London time unless expressly stated otherwise.